Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated December 29, 2009 (January 10, 2011 as to the effects of correcting the 2009 financial statements described in Note 2) relating to the 2009 consolidated financial statements of EMCORE Corporation and subsidiaries appearing in the Annual Report on Form 10-K of EMCORE Corporation for the year ended September 30, 2011, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP
Dallas, Texas
August 10, 2012